STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
ALTX TRUST

(Under Title 12 Section 3810(b) of the Delaware Statutory Trust Act)

The undersigned person, a sole trustee of ALTX Trust, a Delaware statutory trust, for the purpose of amendment the Certificate of Trust of such statutory trust, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly the Delaware Statutory Trust Act, 12 Del. C § 3801 et seq.), hereby certifies that:

FIRST: The name of the statutory trust is ALTX Trust (the "Trust"). The name under which the Trust was originally formed is Forum Funds III.

SECOND: The date of filing of the original Certificate of Trust of the Trust with the Secretary of State of the State of Delaware is August 20, 2013.

THIRD: The amendment effected by this certificate of amendment is as follows: Article I of the Certificate of Trust of ALTX Trust relating to the name of the statutory trust is hereby amended to read in its entirety as follows:

"The name of the statutory trust formed hereby (the "Trust") is: ALTMFX Trust"

FOURTH: The amendment effected by this certificate of amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this certificate of amendment this 12th day of December, 2014.

ALTX TRUST

By: /s/ Peter M. Lebovitz
Peter M. Lebovitz
Trustee